UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 9, 2010

Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation

1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

1900 Southeast Loop 820, Fort Worth, Texas	76140
(Address of Principal Executive Offices)	(Zip Code)

(817) 872-3200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 13, 2010, Tandy Leather Factory, Inc. (the “Company”) announced that on December 9, 2010 it entered into an agreement with Wray Thompson, the Company’s founder and Chairman of the Board, to purchase a total of 100,000 shares (the “Shares”) of common stock, par value $0.0024 per share of the Company (“Common Stock”), from Mr. Thompson and his wife.  The Shares represent approximately 1% of the Company’s total outstanding shares of Common Stock.  The Shares will be purchased by the Company at a price of $4.33 per share, for a total purchase price of $433,000.  This price represents a 5% discount to the 15-day average closing price of the Common Stock on the NASDAQ Global Market as of December 8, 2010 and a 6.9% discount to the closing price of the Common Stock on the NASDAQ Global Market on December 9, 2010, the effective date of the agreement.  The Company intends to fund the stock purchase transaction out of currently available cash.  This transaction is expected to be completed as soon as possible, subject to certain customary closing conditions.

The press release announcing the agreement to repurchase is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.                      Description

99.1	Press Release, dated December 13, 2010

99.2	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: December 13, 2010	BY: /s/ Shannon L. Greene
Chief Financial Officer & Treasurer